UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Briggs & Stratton Corporation
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BRIGGS & STRATTON CORPORATION

12301 WEST WIRTH STREET
WAUWATOSA, WISCONSIN 53222

Notice of Annual Meeting of Shareholders

The Annual Meeting of Shareholders of BRIGGS & STRATTON CORPORATION, a Wisconsin corporation, will be held at The Ritz-Carlton, Buckhead, 3434 Peachtree Road, NE, Atlanta, GA 30326 on Wednesday, October 17, 2007, at 9:00 a.m. Eastern Daylight Time, for the following purposes:

(1)          To elect three directors to serve for three-year terms expiring in 2010;

(2)          To ratify the selection of PricewaterhouseCoopers LLP as the company’s independent auditors; and

(3)          To take action on any other matters brought before the meeting appropriate for consideration by the shareholders of a Wisconsin corporation at an annual meeting.

By order of the Board of Directors.

Wauwatosa, Wisconsin
September 12, 2007

ROBERT F. HEATH, Secretary

Your vote is Important to ensure that a majority of the stock is represented. You may vote using the Internet, by telephone, or by returning the enclosed proxy card in the envelope provided. Instructions for voting via the Internet or by telephone are included on your proxy card.

The Ritz-Carlton is located in Buckhead, approximately 20 miles from Atlanta’s Hartsfield International Airport.

Proxy Statement

* * * * *

GENERAL INFORMATION

This Proxy Statement relates to the solicitation of proxies by the Board of Directors of Briggs & Stratton Corporation (“Briggs & Stratton” or the “company”) to be used at the Annual Meeting of Shareholders and any adjournments. The meeting will be held on October 17, 2007 at The Ritz-Carlton, Buckhead, 3434 Peachtree Road, NE, Atlanta, GA 30326. Briggs & Stratton’s principal executive offices are located at 12301 West Wirth Street, Wauwatosa, Wisconsin 53222. This proxy statement and the form of proxy will be mailed to shareholders on or about September 12, 2007.

Who Can Vote?

Shareholders of record at the close of business on August 20, 2007 are entitled to notice of and to vote at the meeting. On August 20, 2007, Briggs & Stratton had outstanding 49,706,060 shares of $.01 par value common stock entitled to one vote per share.

How Do I Vote?

You may vote in person or by properly appointed proxy. You may cast your vote by returning your signed and dated proxy card, or by voting electronically. You have the option to vote by proxy via the Internet or toll-free touch-tone telephone.

Instructions to vote electronically are listed on your proxy card or on the information forwarded by your bank or broker. These procedures are designed to authenticate your identity as a shareholder and to allow you to confirm that your instructions have been properly recorded. If you vote over the Internet, you may incur costs that you will be responsible for such as telephone and Internet access charges. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Daylight Time on October 16, 2007.

You may revoke your proxy by voting in person at the meeting, by written notice to the Secretary, or by executing and delivering a later-dated proxy via the Internet, or by telephone or by mail, prior to the closing of the polls. Attendance at the meeting does not in itself constitute revocation of a proxy. All shares entitled to vote and represented by properly completed proxies timely received and not revoked will be voted as you direct. If no direction is given, the proxies will be voted as the Board of Directors recommends.

How Are Votes Counted?

A majority of the votes entitled to be cast on each matter, represented either in person or by proxy, will constitute a quorum with respect to the matter. If a quorum exists, the affirmative vote of a majority of the votes represented in person or proxy at the meeting is required for the election of directors, and to ratify the selection of independent auditors. A vote withheld from the election of directors or an abstention with respect to the ratification of the selection of auditors will count toward the quorum requirement and will have the effect of a vote against the matter being voted on. Broker non-votes will be disregarded for purposes of determining the number of votes cast and will have no effect on the outcome of the vote.

Who Pays For This Proxy Solicitation?

Briggs & Stratton pays for the cost of solicitation of proxies. Solicitation is made primarily by mail. Some solicitation may be made by regular Briggs & Stratton employees, without additional compensation, by telephone, facsimile, or other means of communication, or in person. In addition, Briggs & Stratton has retained Broadridge Financial Solutions, Inc. to assist in its proxy solicitation efforts, at a fee anticipated not to exceed $7,500 plus reasonable out-of-pocket expenses.

What If Other Matters Come Up At The Annual Meeting?

The matters described in this Proxy Statement are the only matters we know will be voted on at the annual meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares as they see fit.

ITEM 1: ELECTION OF DIRECTORS

The Board of Directors of Briggs & Stratton is divided into three classes. The term of office of each class ends in successive years. Three directors are to be elected to serve for a term of three years expiring in 2010. Six directors will continue to serve for the terms designated in the following table. All directors are elected subject to the Bylaw restriction that they may not serve beyond the annual meeting following attainment of age 72.

The proxies received in response to this solicitation will be voted for the election of the nominees named below. If any nominee is unable to serve, the proxies may be voted for a substitute nominee selected by the Board of Directors.

GENERAL INFORMATION ABOUT THE NOMINEES AND DIRECTORS

Year First
Became a
Name, Age, Principal Occupation for Past Five Years and Directorships	Director
Nominees for Election at the Annual Meeting (Class of 2010):
WILLIAM F. ACHTMEYER, 52 (1)(2) Chairman, Managing Partner, President and Chief Executive Officer of The Parthenon Group LLC, a leading strategic advisory and principal investment firm.	2003

DAVID L. BURNER, 68 (2)(3) Retired. Chairman and Chief Executive Officer of Goodrich Corporation, an aircraft systems and services company, from 1997-2003. Director of Progress Energy, Inc.	2000

MARY K. BUSH, 59 (2)(4) President of Bush International, a consulting firm that provides advice to companies on financial strategies and business development and to governments on financial market matters. Director of Brady Corporation, Discover Financial Services, ManTech International Corporation and UAL Corporation, and trustee of the Pioneer Family of Mutual Funds.	2004

Footnotes (1), (2), (3), (4) and (5) are on page 3.

Name, Age, Principal Occupation for Past Five Years and Directorships	Year First Became a Director
Incumbent Directors (Class of 2009):
ROBERT J. O’TOOLE, 66 (3) (4) Retired. Chairman of the Board and Chief Executive Officer of A.O. Smith Corporation, a diversified manufacturer whose major products include electric motors and water heaters, from 1992-2005. Director of Factory Mutual Insurance Co., Marshall & Ilsley Corporation and A.O. Smith Corporation.	1997

JOHN S. SHIELY, 55 (3) (5) Chairman (2003), President and Chief Executive Officer of Briggs & Stratton. Director of Marshall & Ilsley Corporation, Quad/Graphics, Inc., The Scotts Miracle-Gro Company, Cleveland Rock & Roll, Inc. (corporate board of the Rock & Roll Hall of Fame and Museum) and the Outdoor Power Equipment Institute.	1994

CHARLES I. STORY, 53 (1) (4) President of ECS Group, Inc., an executive development company since October 2005. Former President and Chief Executive Officer, INROADS, Inc., from 1993-2005. Director of ChoicePoint Inc. Advisory Director of AmSouth Bank.	1994

Incumbent Directors (Class of 2008):
MICHAEL E. BATTEN, 67 (1) (3) Chairman and Chief Executive Officer of Twin Disc, Incorporated, a manufacturer of power transmission equipment. Director of Twin Disc, Incorporated and Walker Forge, Inc.	1984

KEITH R. McLOUGHLIN, 51 President, Electrolux Home Products North America and Latin America, a manufacturer of major home appliances. President, Electrolux Home Products North American 2003-2004 and Group Vice President, President and General Manager DuPont Non Wovens, E.I. du Pont de Nemours & Company 1999-2003.	2007

BRIAN C. WALKER, 45 (2) (4) President and Chief Executive Officer of Herman Miller, Inc., a global provider of office furniture and services. President and Chief Operating Officer from 2003-2004, and President of Herman Miller, N.A. from 1999-2003; previously Chief Financial Officer. Director of Herman Miller, Inc.	2002

Committee Membership: (1) Nominating & Governance, (2) Compensation, (3) Executive, (4) Audit. (5) Mr. Shiely’s brother Vincent R. Shiely is Senior Vice President & President -Yard Power Products Group of Briggs & Stratton.

CORPORATE GOVERNANCE

The Board of Directors is responsible for providing oversight of the affairs of the company for the benefit of shareholders. The Board has approved Charters for the Audit, Compensation, and Nominating & Governance Committees, Corporate Governance Guidelines, a code of business conduct and ethics applicable to all directors, officers and employees, and standards for determining the independence of directors. These documents are available in the Shareholder Relations section of the company’s website (www.briggsandstratton.com), and printed copies are available upon request to the Secretary.

Director Selection Criteria. The Nominating & Governance Committee recommends nominees for director whose background, knowledge, experience, expertise and perspective will complement the qualifications of other directors and strengthen the Board. Nominees must meet the following minimum criteria:

•                  A strong commitment to integrity

•                  Common sense and good judgment

•                  Relevant professional or business knowledge

•                  A record of accomplishment in prior positions

•                  The time and interest to attend and participate in Board meetings

Director Independence. A majority of directors must meet the criteria for independence established by the Board in accordance with the rules of the New York Stock Exchange. A director will not qualify as independent unless the Board determines that the director has no material relationship with the company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the company. On the recommendation of the Nominating & Governance Committee, the Board has adopted the following categorical standards to form the basis for the Board’s independence determinations.

•                  The Board makes determinations of director independence based on all relevant facts and circumstances concerning a director’s relationships with the company, including commercial, banking, consulting, charitable and family relationships. The Board shall not consider a director to be independent if the director has a relationship with the company that prevents independence under the NYSE rules.

•                  The following commercial and charitable relationships will be considered to be immaterial relationships that do not impair a director’s independence: (1) the director or an immediate family member is an officer, employee, partner or significant owner of a company or organization that makes payments to, or receives payments from, Briggs & Stratton for property or services in an amount which, in any single fiscal year, is less than the greater of $500,000 or 1% of such other company’s consolidated gross revenues, and (2) the director is an officer, director or trustee of a charitable organization which receives contributions from Briggs & Stratton and the Briggs & Stratton Corporation Foundation, Inc. that aggregate less than the greater of $500,000 or 1% of such organization’s consolidated gross revenues in any single fiscal year out of the preceding three fiscal years.

In August 2007, the Nominating & Governance Committee and the Board evaluated the relationships between each director and the company and determined that Messrs. Achtmeyer, Batten, Burner, McLoughlin, O’Toole, Story and Walker and Ms. Bush are independent. The Committee and the Board have also determined that Messrs. O’Toole, Story and Walker and Ms. Bush meet the requirements established by the U.S. Securities and Exchange Commission for independence of audit committee members.

Director Selection Procedures. The Nominating & Governance Committee selects director nominees in accordance with the following procedures:

•                  Review the qualifications of existing Board members

•                  Determine qualifications desired in new director(s)

•                  Solicit suggestions from the Chief Executive Officer and directors on potential candidates

•                  Consider candidates recommended by security holders

•                  Retain search consultant as needed to identify candidates

•                  Evaluate qualifications of all candidates recommended for consideration

•                  Contact preferred candidate(s) to assess their interest

•                  Interview preferred candidate(s) to assess their qualifications

•                  Recommend candidate(s) for consideration by the Board

The Committee will consider recommendations from shareholders concerning the nomination of directors. Recommendations should be submitted in writing to the Secretary of the company and state the shareholder’s name and address, the name and address of the candidate, and the qualifications of and other detailed background information regarding the candidate. Recommendations must be received not later than 120 calendar days preceding the date of release of the prior year’s proxy statement. The company has not received any shareholder recommendations of director candidates with regard to the election of directors covered by this proxy statement or otherwise. The direct nomination of a director by shareholders must be made in accordance with the advance written notice requirements of the company’s Bylaws. A copy of the Bylaws may be obtained from the company’s Secretary. For consideration at the 2008 annual meeting, direct nominations must be received by the Secretary no earlier than July 4, 2008 and no later than July 29, 2008.

Board Meetings. The Board has regularly-scheduled quarterly meetings, two meetings per year where non-management directors of the Board meet alone in executive session, and special meetings. Mr. Shiely as Chairman of the Board presides at the regularly-scheduled Board meetings and special meetings, and Mr. Batten as Chairman of the Nominating & Governance Committee presides at the executive sessions. In fiscal year 2007, the Board held four regular meetings, two executive sessions and two special meetings.

Meeting Attendance. Directors are expected to attend the annual meeting of shareholders and all regularly-scheduled Board meetings. Eight directors attended the October 2006 annual meeting of shareholders, and all directors attended at least 75% of all meetings of the Board and the committee(s) on which he or she served during fiscal year 2007.

Board Committees. The Board has established four committees to assist it in fulfilling its responsibilities. Each committee member is nominated by the Nominating & Governance Committee and appointed by the Board.

Audit Committee. The Audit Committee is composed of Messrs. O’Toole (chair), Story and Walker and Ms. Bush. Each member of the Committee has been determined by the Board to be independent under the rules of the SEC and NYSE, and the Board has determined that Messrs. O’Toole and Walker and Ms. Bush satisfy the requirements for an audit committee financial expert under SEC rules. The Committee held eight meetings during fiscal year 2007.

The Audit Committee is a separately designated committee of the Board, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee’s primary duties and responsibilities are to (1) monitor the integrity of the company’s financial statements and review with the independent accountants the audited financial statements and their report, (2) retain independent public accountants to audit the company’s books and accounts, (3) oversee the independence and performance of the company’s internal and external auditors, (4) review and approve non-audit services performed by the independent public accountants, (5) review the accountants’ recommendations on accounting policies and internal controls, (6) review internal accounting and auditing procedures, and (7) monitor the company’s compliance with legal and regulatory requirements, including compliance by and the grant of any waivers to directors, officers and employees with respect to the company’s code of business conduct and ethics. The Committee may delegate pre-approval authority concerning audit and non-audit services to the chair of the Committee, which if exercised shall be reported to the Committee at its next scheduled meeting.

Compensation Committee. The Compensation Committee is composed of Messrs. Burner (chair), Achtmeyer and Walker and Ms. Bush. Each member has been determined by the Board to be independent under the rules of the NYSE. The Committee held four meetings during fiscal year 2007.

The Compensation Committee (1) reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance and sets the CEO’s compensation, (2) reviews and sets the salaries of executive officers, (3) reviews and recommends to the Board the adoption or amendment of compensation and benefit plans and programs maintained for the executive officers and other key employees, (4) administers the company’s incentive compensation plans for senior executives, (5) reviews the company’s management succession plan, (6) reviews and recommends to the Board the compensation of directors, and (7) prepares an annual report on executive compensation for inclusion in the proxy statement.

The processes and procedures for consideration and determination of executive compensation and the roles of the Chief Executive Officer and compensation consultants in recommending the amount or form of executive compensation are described in the Compensation Discussion and Analysis presented later in this Proxy Statement. The Committee reviews director compensation once every two years at the Committee’s October meeting, and the Committee makes recommendations to the Board based on data provided by its compensation consultant Hewitt Associates LLC and recommendations from Hewitt and the Chief Executive Officer.

Nominating & Governance Committee. The Nominating & Governance Committee is composed of Messrs. Batten (chair), Achtmeyer and Story. Each member has been determined by the Board to be independent under the rules of the NYSE. The Committee held six meetings during fiscal year 2007.

The Nominating & Governance Committee (1) proposes to the Board a slate of nominees for election by the shareholders at the annual meeting and recommends prospective director candidates in the event of the resignation, death or retirement of directors or change in Board composition requirements, (2) reviews candidates recommended by shareholders for election to the Board, (3) develops plans regarding the size and composition of both the Board and Committees, and (4) monitors and makes recommendations to the Board concerning corporate governance matters.

Executive Committee. The Executive Committee is composed of Messrs. Batten, Burner, O’Toole and Shiely. The Committee is authorized to exercise the authority of the Board in the management of the business and the affairs of the company between meetings of the Board, except as provided in the Bylaws. The Committee held three meetings during fiscal year 2007.

Communication with Directors. The Board has established a process for interested parties to communicate with the Board, its non-management directors as a group or its presiding director. Such communications should be addressed to the Secretary of the company, who will forward the communication directly to the presiding director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table presents the names of persons known to Briggs & Stratton to be the beneficial owners of more than 5% of the outstanding shares of its common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Barclays Global Investors, N.A. 45 Fremont Street San Francisco, CA 94105	3,199,951 (a)	6.47%
Brandes Investment Partners, L.P. 11988 El Camino Real, Suite 500 San Diego, CA 92130	2,506,393 (b)	5.08%
Fidelity Management & Research 82 Devonshire Street Boston, MA 02109	7,682,200 (c)	15.557%
Mac-Per-Wolf Company 311 S. Wacker Drive, Suite 6000 Chicago, IL 60606	2,779,044 (d)	5.63%
Van Den Berg Management Inc. 805 Las Cimas Parkway, Suite 430 Austin, TX 78746	4,267,206 (e)	8.64%

(a)	Barclays Global Investors, N.A. reports that as of December 31, 2006 it had sole voting power with respect to 3,029,388 shares and sole dispositive power with respect to 3,199,951 shares.

(b)	Brandes Investment Partners, L.P. reports that as of December 31, 2006 it had shared voting power with respect to 2,013,158 shares and shared dispositive power with respect to 2,506,393 shares.

(c)	Fidelity Management & Research reports that as of December 31, 2006 it had sole voting power with respect to 157,800 shares and sole dispositive power with respect to 7,682,200 shares.

(d)

Mac-Per-Wolf Company reports that as of December 31, 2006 it had sole voting and dispositive power with respect to 79,925 shares and shared voting and dispositive power with respect to 2,699,119 shares.

(e)

Van Den Berg Management Inc. reports that as of December 31, 2006 it had sole voting and dispositive power with respect to 23,325 shares and shared voting and dispositive power with respect to 4,243,881 shares.

Amounts for 5% shareholders are reported as of the date such shareholders reported such holdings in filings under the Securities Exchange Act of 1934 unless more recent information was provided. Beneficial ownership is determined in accordance with SEC Rule 13d-3 for purposes of this Proxy Statement. It is not necessarily to be construed as beneficial ownership for other purposes.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of shares of common stock of Briggs & Stratton by each director, the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group as of August 20, 2007.

				Nature of Beneficial Ownership
Directors and Executive Officers	Number of Shares Beneficially Owned		Percent of Class	Sole Voting and Investment Power	Shared Voting and Investment Power	Sole Voting Power Only
William F. Achtmeyer	12,097	(a)	*	12,097	0	0
Michael E. Batten	20,175	(a)	*	20,175	0	0
James E. Brenn	329,949	(a)(b)(f)	*	199,966	123,983	6,000	(e)
David L. Burner	29,911	(a)(c)	*	29,911	0	0
Mary K. Bush	1,600		*	1,600	0	0
Keith R. McLoughlin	400		*	400	0	0
Robert J. O’Toole	19,600	(a)	*	19,600	0	0
William H. Reitman	94,342	(a)	*	92,296	0	2,046	(e)
Thomas R. Savage	217,617	(a)	*	207,955	0	9,662	(e)
John S. Shiely	1,467,202	(a)(d)(f)	2.8	877,202	590,000	0
Charles I. Story	19,690	(a)	*	17,590	2,100	0
Todd J. Teske	226,384	(a)(b)	*	116,229	100,000	10,155	(e)
Brian C. Walker	16,400	(a)	*	16,400	0	0
All directors and executive officers as a group (21 persons including the above named persons)	3,141,578	(a)(b)(c)(d)	6.0
		(e)(f)

*Less than 1%.

(a)

Includes shares issuable pursuant to stock options exercisable within 60 days for Mr. Achtmeyer (10,000 shares), Mr. Batten (14,000 shares), Mr. Brenn (190,560 shares), Mr. Burner (14,000 shares), Mr. O’Toole (14,000 shares), Mr. Reitman (88,220 shares), Mr. Savage (195,820 shares), Mr. Shiely (763,260 shares), Mr. Story (14,000 shares), Mr. Teske (106,300 shares), Mr. Walker (14,000 shares), and all directors and executive officers as a group (2,064,480 shares).

(b)	Includes 100,000 shares in the Briggs & Stratton Retirement Plan. Mr. Brenn and Mr. Teske share beneficial ownership of these shares through joint voting and investment power.

(c)	Includes common share units acquired through deferral of director fees under the Deferred Compensation Plan for the following Director: Mr. Burner – 12,711.

(d)	Includes 590,000 shares in the Briggs & Stratton Corporation Foundation, Inc. Mr. Shiely shares beneficial ownership through joint voting and investment power.

(e)

Certain executive officers hold shares of restricted stock (included in table above) over which the holders have sole voting but no investment power as indicated: Mr. Brenn (6,000 shares), Mr. Reitman (2,046 shares), Mr. Savage (9,662 shares), Mr. Teske (10,155 shares), and all directors and executive officers as a group (40,808 shares).

(f)

Certain executive officers also hold deferred shares of the company common stock under the company’s Incentive Compensation Plan as indicated: Mr. Brenn (3,827 shares), Mr. Shiely (15,582 shares), and all directors and executive officers as a group (27,076 shares). Deferred shares are intended to reflect the performance of company common stock and are payable in common stock, but these shares have no voting rights and are not included in the number of shares reflected in the “Number of Shares Beneficially Owned” column in the table above. The company lists them in this footnote because they represent an additional economic interest of the officers tied to the performance of company common stock.

This beneficial ownership information is based on information furnished by the directors and executive officers. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 for purposes of this Proxy Statement. It is not necessarily to be construed as beneficial ownership for other purposes.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Briggs & Stratton directors and certain officers, and persons who beneficially own more than 10% of Briggs & Stratton common stock to file reports of their ownership of Briggs & Stratton common stock and of changes in such ownership with the U.S. Securities and Exchange Commission. Based on the information provided by the reporting persons, all applicable reporting requirements for fiscal 2007 were accomplished in a timely manner.

ITEM 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected the public accounting firm of PricewaterhouseCoopers LLP as the company’s independent auditors for the current fiscal year ending June 29, 2008. The Committee has directed that management submit the selection of independent auditors for ratification by the shareholders at the annual meeting.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the company’s independent auditors is not required by the Bylaws or otherwise. However, the Committee and Board are submitting the selection of PricewaterhouseCoopers LLP for ratification because they value the shareholders’ views on the company’s independent auditors. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may direct the appointment of a different independent accounting firm at any time during the year if the Committee determines that such a change would be in the best interests of the company and its shareholders.

A representative of PricewaterhouseCoopers LLP will be present at the October 2007 annual meeting. The representative will have the opportunity to make a statement and respond to appropriate questions.

The Audit Committee and Board recommend a vote FOR this proposal.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of four nonemployee directors. The Committee acts under a written charter adopted by the Board of Directors, which is available on the company’s website. The Board has determined that Messrs. O’Toole and Walker and Ms. Bush are audit committee financial experts, and all committee members are independent under the rules of the U.S. Securities and Exchange Commission and New York Stock Exchange.

Management has the primary responsibility for the financial statements, the reporting process and assurance for the adequacy of controls. Briggs & Stratton’s independent auditors are responsible for expressing an opinion on the conformity of Briggs & Stratton’s audited financial statements to accounting principles generally accepted in the U.S., and expressing an opinion on management’s assessment as to whether the company has maintained effective internal control over financial reporting and whether those controls are effective. The Audit Committee is responsible for monitoring and overseeing these processes on behalf of the Board of Directors.

In this context, the Audit Committee has reviewed and discussed Briggs & Stratton’s audited financial statements with management and PricewaterhouseCoopers LLP (“PWC”), the company’s independent auditors. The Audit Committee has discussed with PWC the matters related to the conduct of the audit required to be discussed by Statement on Auditing Standards No. 61, as amended. The Audit Committee also discussed with PWC the quality and adequacy of the company’s internal controls, especially those related to financial reporting. In addition, the Audit Committee received from PWC the written disclosures of all relationships between Briggs & Stratton and PWC that may bear on independence and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, and has discussed with PWC its independence.

The Audit Committee has discussed with the company’s internal audit director her evaluation of the company’s internal accounting controls and the overall quality of the company’s financial reporting.

In reliance on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended July 1, 2007 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors.

Robert J. O’Toole, Chairman

Mary K. Bush

Charles I. Story

Brian C. Walker

INDEPENDENT AUDITORS’ FEES

Briggs & Stratton retained PricewaterhouseCoopers LLP to provide audit services for fiscal year 2007 and 2006. The firm billed the following fees for the respective periods:

	2007	2006
Audit Fees	$727,900	$809,200
Audit-Related Fees	3,000	-
Tax Fees	121,200	130,410
All Other Fees	16,300	-
Total Fees	$868,400	$939,610

Audit Fees and Total Fees for 2006 are $43,019 more than was reported in last year’s proxy statement because certain out-of-pocket expenses and statutory audit fees were not included in last year’s proxy statement. The 2007 Audit Related Fees are for an agreed-upon procedures report related to required reporting to the Wisconsin Department of Natural Resources. Tax Fees for 2007 and 2006 include fees for tax compliance reviews and the preparation of tax returns. All Other Fees for 2007 are compensation for consulting services related to human resource matters. The Audit Committee has considered whether the independent auditors’ provision of services other than audit services is compatible with maintaining auditor independence.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors consists of four directors, each of whom has been determined by the Board to be independent under the rules of the New York Stock Exchange.

Management of the company prepared the following Compensation Discussion and Analysis (“CD&A”) for fiscal year 2007. The Committee reviewed and discussed the CD&A with management and the Board of Directors.

Based on the review and discussions with management, the Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

David L. Burner, Chairman

William F. Achtmeyer

Mary K. Bush

Brian C. Walker

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives and Elements

The objectives of the Compensation Committee of the Board of Directors in determining executive compensation are to (1) attract and retain key individuals who are important to the continued success of Briggs & Stratton and its operating units, and (2) provide strong financial incentives, at reasonable cost to the shareholders, for senior management to enhance the value of the shareholders’ investment.

The elements of compensation that the Committee uses to accomplish these objectives include base salaries, cash bonuses, long-term incentives comprising premium-priced stock options, restricted stock and deferred stock, retirement plans and deferred compensation plans, and employment and change in control agreements. Base salaries are targeted to attract and retain key executives. Bonuses and long-term incentives are determined based on the company’s or operating division’s financial performance as measured by economic value added (“EVA”), with the annual target for each senior executive including equal dollar amounts for the bonus, stock options, and restricted or deferred stock. Bonuses are subject to a ceiling and floor, stock option awards are based on target bonuses, and restricted and deferred stock awards are based on actual bonuses.

The company’s compensation plans are designed generally to ensure full tax deductibility of compensation paid under the plans. This includes compliance with Section 162(m) of the Internal Revenue Code, which limits the company’s tax deduction for an executive’s compensation to $1 million unless certain conditions are met. For fiscal year 2007 the full amount of all compensation provided to all executives was tax deductible to the company.

Administration of Executive Compensation

The Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of the Chief Executive Officer, evaluates the CEO’s performance and sets his compensation. The Committee also reviews the CEO’s recommendations for and sets the salaries of all other officers, administers the company’s incentive compensation programs for senior executives, and reviews and makes recommendations to the Board concerning the structure of incentive compensation plans and benefit plans.

The CEO attends Committee meetings and makes recommendations to the Committee concerning the base salaries of all subordinate officers. The Vice President – Human Resources and the Secretary of the company also attend Committee meetings. They prepare meeting agendas for approval of the Chairman of the Committee, furnish compensation data to the Committee and its consultants, and prepare analyses and documentation concerning compensation plans and benefit plans as directed by the Committee. Neither the CEO nor any other company officer or employee attends periodic executive sessions of the Committee.

Hewitt Associates LLC has been retained by the Committee to provide it with executive compensation data and advice. Hewitt conducts a study of total compensation at comparator group companies approved by the Committee every two years, updates its most recent study in the following year, and periodically provides the Committee with tally sheets and other compilations of executive compensation. The Committee monitors the scope and size of any work Hewitt performs for management in order to assure itself of Hewitt’s continuing independence from management.

Stern Stewart & Co. was retained by the Compensation Committee in 2003 on the recommendation of the CEO to review and suggest modifications to the company’s incentive compensation plans. Messrs. Shiely and Walker serve as members of the Stern Stewart International Advisory Board and receive a $10,000 retainer for attending annual meetings of that board.

EVA® is a registered trademark of Stern Stewart & Co.

The Compensation Committee took action on matters affecting fiscal year 2007 executive compensation on the following dates:

Date	Committee Action

August 9, 2005	Approved salaries in effect July – August 2006

April 18, 2006	Approved incentive compensation plan elements for fiscal 2007:

Participants
Target incentive awards
Individual performance factors
Cost of capital for calculating EVA

August 8, 2006	Approved salaries in effect September 2006 – July 2007
Approved August 15, 2006 grant date for stock awards

August 7, 2007	Amended bonus bank provisions in EVA Plan
Reviewed proposed bonus and stock awards for fiscal 2007
Approved dollar value of bonus awards for fiscal 2007
Approved August 14, 2007 grant date for stock awards

Base Salaries

The Compensation Committee sets base salaries for officers generally between the 50th and 75th percentile of comparable companies, with individual salaries based on level of responsibility and individual performance. The Committee reviews these salaries in August of each year and sets revised salaries effective September 1.

In its August 2005 and 2006 salary reviews, the Committee considered compensation survey data provided by Hewitt Associates and determined that the salaries it established would achieve the Committee’s goals. These salaries included annual increases for each officer ranging from 4% to 18% compared to the prior year, except larger increases were provided to several officers whose duties substantially increased. The data Hewitt provided was prepared based on a comparator group of 25 companies. These companies were in the same general sales dollar size range and broad industry sector as Briggs & Stratton. The group recommended by Hewitt and approved by the Committee consisted of Ball Corporation, The Black & Decker Corporation, BorgWarner Inc., Brunswick Corporation, Carlisle Companies Incorporated, Carpenter Technology Corporation, Cummins, Inc., Flowserve Corporation, H. B. Fuller Company, Graco Inc., Harley-Davidson Motor Company Inc., Joy Global Inc., Kennametal Inc., Maytag Corporation, McDermott International, Inc., Herman Miller, Inc., PACCAR Inc., Polaris Industries Inc., Ryerson Tull, Inc., The Scotts Company, Stewart & Stevenson Services, Inc., Teleflex Incorporated, Teradyne, Inc., The Toro Company and Valmont Industries, Inc.

Annual Cash Bonuses

Bonuses are determined by the company’s Economic Value Added Incentive Compensation Plan (the “EVA Plan”). Participants include all officers and certain other salaried employees. The target bonus for each participant is stated in the EVA Plan by position and ranges from 20% to 100% of base salary. A participant’s actual bonus is determined based on the company’s financial performance for the year. Designated senior executives also receive one third of any positive balance in the executive’s Bonus Bank account at the end of the fiscal year.

The EVA Plan provides cash bonuses to participants based on how much the shareholders’ ownership interest in the company increases in value during the relevant performance period. In general, EVA is net operating profit after taxes, less a capital charge. The capital charge (the return expected by the providers of the firm’s capital) is the weighted average cost of (1) equity capital based on a 10-year Treasury Bond yield plus the product of a historical equity risk premium and the business risk index for

Briggs & Stratton, and (2) debt capital equal to the actual after-tax cost to the company of its debt. As stated in the Incentive Compensation Plan approved by shareholders, EVA improvement is the financial performance measure most closely correlated with increases in shareholder value.

Under the EVA Plan, a participant’s annual bonus target (called the Target Incentive Award) ranges from 20% to 100% of his or her base salary based on the executive’s position. The percentage used for each participant is determined by reference to bonus opportunities customarily provided by other companies to executives having similar responsibilities. For fiscal year 2007, the Target Incentive Award for Mr. Shiely as Chief Executive Officer was 100% of his base salary, 80% for Mr. Teske as Chief Operating Officer, and 60% for the other executives named in the Summary Compensation Table. The Accrued Bonus for a participant is calculated at the end of a fiscal year by multiplying the executive’s Target Incentive Award by performance factors. Thirty percent of the Accrued Bonus is the Target Incentive Award multiplied by the Company Performance Factor, and seventy percent is the Target Incentive Award multiplied by an Individual Performance Factor (with no more than 15% of the Accrued Bonus attributable to non-quantifiable individual performance factors). The EVA Plan imposes a cap on the Accrued Bonus of each participant that is three times the dollar amount of his or her Target Incentive Award (subject to the $3 million limit that was approved by shareholders in October 2004), and a floor that is negative one times the dollar amount of the participant’s Target Incentive Award.

The Company Performance Factor is measured by comparing the company’s Actual EVA for a fiscal year to the Target EVA for the same year. Target EVA for a fiscal year is the average of the Target EVA for the prior year and Actual EVA for the prior year. This methodology has been used consistently since 1992 to determine each year’s Target EVA. The methodology is appropriate for use in determining executive compensation because it is objective and predictable, it adjusts the Target EVA each year based on actual financial results, and it requires that Actual EVA achieve a threshold in order for Target Incentive Awards to be paid. The Individual Performance Factor for each participant is the weighted average of one or more quantifiable or non-quantifiable factors called Supporting Performance Factors. Supporting Performance Factors are measured by an achievement percentage continuum that generally ranges from 0% to 150% of the individual goal to be achieved and are enumerated from 0.5 to 1.5 based on this range. If approved by the Compensation Committee, Supporting Performance Factors do not have a ceiling if they are the same as the Company Performance Factor or if they are based on the EVA of a division of the company.

For fiscal year 2007, the company’s Target EVA was negative $3.0 million, the actual EVA was negative $117.9 million, and the Company Performance Factor was negative 3.25. The Individual Performance Factor for each executive named in the Summary Compensation Table was the Company Performance Factor. As a result, the Accrued Bonus for each such executive was a negative amount. The negative bonus further increased the executive’s negative outstanding Bonus Bank balance as described below, and therefore no cash bonus was paid to any executive named in the Summary Compensation Table during fiscal year 2007 or thereafter with respect to fiscal year 2007.

Bonus Bank Accounts

The Bonus Bank applies to company officers and other senior executives designated by the Committee under the EVA Plan. Each participant receives annually one third of any positive balance in his or her Bonus Bank account at the end of the fiscal year.

The Bonus Bank is funded by large Accrued Bonuses. More specifically, the amount by which an executive’s Accrued Bonus exceeds his or her Target Incentive Award is added to the executive’s Bonus Bank balance rather than being paid to the executive on a current basis. However, the executive’s Bonus Bank account is at risk because, in any year for which the executive’s Accrued Bonus is negative, the negative bonus amount is subtracted from the executive’s outstanding Bonus Bank balance. As a result, extraordinary EVA performance must be sustained for several years to ensure full payout of the Accrued Bonus.

In August 2007, the Compensation Committee amended the EVA Plan to limit Bonus Bank deficits and revise how Accrued Bonuses are treated when an executive has a deficit in his or her Bonus Bank balance. The limit was established at negative one times an executive’s current Target Incentive Award. Also, when the deficit in an executive’s Bonus Bank is more than 50% of the amount by which his or her Accrued Bonus exceeds the executive’s Target Incentive Award, the executive will receive one half of the excess as a cash bonus. The remaining one half will be applied to reduce the deficit in the Bonus Bank. These modifications are intended to re-establish financial incentives for senior executives to exceed targeted performance, given that recent financial results on a company-wide basis have created substantial Bonus Bank deficits for senior executives and the Bonus Bank deficits are expected to exceed Extraordinary Bonus Accruals for several years. The modifications caused the deficits in Bonus Bank balances to be reduced by $457,084 for Mr. Shiely, $286,744 for Mr. Teske, $101,848 for Mr. Savage, $102,664 for Mr. Brenn, and $84,943 for Mr. Reitman.

Each August a participant receives one third of any positive balance in his or her Bonus Bank account. This payment is in addition to the bonus a participant may otherwise receive for the most recent fiscal year. On termination of employment due to death, disability or retirement, the available balance in the Bonus Bank will be paid to the terminating senior executive or his or her designated beneficiary or estate. Senior executives who voluntarily leave to accept employment elsewhere or who are terminated for cause forfeit any positive available balance. A senior executive is not expected to repay negative balances upon termination or retirement.

All but four senior executives had a negative Bonus Bank balance during fiscal year 2007. The balance for each executive named in the Summary Compensation Table was negative during the year and was further reduced at the end of fiscal year 2007.

Stock Incentives

The company’s Incentive Compensation Plan (“ICP”) authorizes the Compensation Committee to grant stock options, stock appreciation rights, deferred stock and restricted stock to officers and other key employees. The Committee implements this authority by awarding premium-priced stock options (“PSOs”), restricted stock and deferred stock to senior executives under a program that is designed to tie the interests of all senior executives to the long-term consolidated financial results of the company (the “Executive Program”).

The Executive Program was reviewed by Stern Stewart & Co. in 2003 at the request of the Committee and was modified by the Committee in 2004. The modification reduced the variability between years in the value of stock awards while maintaining the aggregate value of the awards at competitive levels. This was accomplished by providing executives with fewer stock options and more restricted or deferred stock than in prior years. As modified, the EVA Plan provides that an executive could receive two stock awards each year: PSOs equal in value to the executive’s Target Incentive Award for the completed fiscal year, plus restricted and/or deferred stock equal in value to the executive’s actual cash bonus for the completed fiscal year. The Executive Program caps aggregate stock awards to all executives for an EVA Plan year at 730,000 PSOs and 500,000 shares of restricted and deferred stock, with any forced reduction in such awards carried forward for grant in future years. These provisions are intended to reduce the volatility of incentive compensation from year to year, increase stock ownership by senior executives, and relate restricted and deferred stock awards to the company’s financial performance.

PSOs include Incentive Stock Options (“ISOs”), which are defined under and subject to Section 422 of the Internal Revenue Code, and Non-Qualified Stock Options. PSOs become exercisable three years after the date of grant and expire upon the optionee’s termination of employment for cause, one year following termination of employment due to death, three years following termination due to retirement or disability, or three months after termination of employment for any other reason. However, in no event may any PSO continue longer than its maximum term set by the Compensation Committee at the time of grant, which is currently five years but in past years was seven years or ten years. ISOs retain their status only if exercised within three months following termination of employment.

The Committee awarded PSOs to 16 senior executives in August 2006 and to 14 senior executives in August 2007. The number of PSOs awarded was determined by dividing the dollar amount of each senior executive’s Target Incentive Award for the applicable fiscal year by the Black-Scholes value of a share of the company’s common stock based on its fair market value on the date of the grant. The exercise price of the PSOs granted for fiscal year 2007 is $30.811, which is 110% of the fair market value of the company’s common stock on the grant date of August 14, 2007. The grant date was selected by the Compensation Committee when it met on August 7, 2007 as the third business day following release of the company’s financial results for fiscal year 2007. The fair market value of the company’s stock on the grant date was calculated in accordance with the ICP as the mean between the highest and lowest reported sales price for the stock on the New York Stock Exchange on the grant date. The PSOs awarded in August 2007 become exercisable on August 14, 2010 and expire on August 31, 2012.

The Committee awarded restricted and deferred stock to two senior executives in August 2006 and to one senior executive in August 2007. None of these executives are among the executives listed in the Summary Compensation Table. The number of restricted and deferred shares for each award were calculated by dividing the executive’s bonus for the relevant fiscal year by the fair market value of the company’s common stock on the date the stock is awarded. Restricted and deferred stock vests five years after their grant date. The vesting date is not accelerated by early or regular retirement, except in extraordinary circumstances approved by the Committee. If an executive resigns his or her employment prior to the vesting date, the restricted or deferred stock is forfeited. Cash dividends are paid on restricted stock during the vesting period. Holders of deferred stock awards are credited with additional shares of deferred stock in lieu of cash dividends.

Pensions and Other Benefits

Executives participate in a defined benefit retirement plan, supplemental executive retirement plan, tax qualified 401(k) plan, and supplemental defined contribution plan. The supplemental plans provide enhanced retirement benefits that the Committee believes are required to retain executives and maintain aggregate compensation at competitive levels. The principal terms of the retirement plans and supplemental defined contribution plan are described below.

Defined Benefit Plans. Briggs & Stratton maintains a defined benefit retirement plan covering all officers and substantially all other employees, except for employees of subsidiary companies. Under the plan non-bargaining unit employees located in Wisconsin and other regional plant locations receive an annual pension payable on a monthly basis at retirement equal to 1.6% of the employee’s average of the highest five years’ compensation of the last ten calendar years of service prior to retirement multiplied by the number of years of credited service. Compensation taken into account in determining a pension includes salaries and bonuses. The amount of a pension is offset by 50% of Social Security. The Social Security offset is prorated if years of credited service are less than 30.

Company officers also participate in an unfunded plan that supplements benefits under the retirement plan. The supplemental plan provides officers with an additional 0.5% of compensation per year of credited service over that presently payable under the retirement plan. The Board of Directors amended the supplemental plan in August 2003 to provide Mr. Shiely with up to five additional years of credited service based on his tenure as CEO. In no event will a pension paid under the above-described plans to a covered employee exceed 70% of the employee’s average monthly compensation as calculated in determining pension benefits.

A trust has been established for deposit of the aggregate present value of the benefits described above for officer participants upon a change in control of Briggs & Stratton. The assets of the trust are subject to claims of the creditors of Briggs & Stratton.

Nonqualified Deferred Compensation Plans. Officers are eligible to participate in an unfunded nonqualified defined contribution plan that supplements the company’s 401(k)plan. A participant may defer up to 30% of his or her salary and bonus, and the company matches 50% of the participant’s deferral up to 3% of total compensation. Deferrals and company matching contributions are credited to book entry accounts. Interest is accrued on the account balances as of the first day of the quarter at an interest rate equal to 80% of the US Bank prime lending rate on the last day of the quarter. Distributions are made in 10 annual installments beginning on the later of a participant’s retirement or age 62.

COMPENSATION TABLES

The following tables show salaries, bonuses, incentive awards, retirement benefits and other compensation relating to fiscal year 2007 for the Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executives.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value &
							Nonqualified
Name &						Non-Equity	Deferred
Principal				Stock	Option	Incentive Plan	Compensaton	All Other
Position	Year	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
(a)	(b)	($) (c)	($) (d)	($) (e)	($) (f)	($) (g)	($) (h)	($) (i)	($) (j)

J.S. Shiely Chairman, Pres. & CEO	2007	$937,500	0	$257,723	$2,671,306	0	$773,000	$74,023	$4,713,552

J.E. Brenn Sr. Vice Pres. & CFO	2007	365,004	0	34,188	554,930	0	350,000	47,253	1,351,375

T.J. Teske Executive Vice Pres. & COO	2007	469,170	0	63,240	379,925	0	87,000	34,049	1,033,384

T.R. Savage Sr. Vice Pres. - Administration	2007	365,004	0	34,188	558,134	0	211,000	48,401	1,216,727

W.H. Reitman Sr. Vice Pres. - Sales & Customer Support	2007	307,496	0	14,306	229,975	0	69,000	27,277	648,054

Column (d): No named executive received a bonus award for fiscal year 2007. The company had a negative performance factor for the year, the negative performance factor resulted in a negative Accrued Bonus (as defined in the CD&A) for each named executive, and the negative Accrued Bonus increased each executive’s pre-existing negative Bonus Bank balance.

Columns (e) and (f): Effective July 4, 2005, the company adopted Statement of Financial Accounting Standards No. 123R, Share-Based Payment (FAS No. 123R), which requires the company to recognize compensation expense for stock options and other stock-related awards granted to employees and directors based on the estimated fair value of the equity awards at the time of grant. The assumptions used to determine the valuation of the awards are discussed in note 11 to the consolidated financial statements. The amounts shown in these columns are the dollar amounts recognized by the company for financial statement reporting purposes with respect to fiscal year 2007 for each named executive in accordance with FAS 123R. Option awards were made to all named executives in August 2007 with respect to fiscal year 2007, but no named executive received any stock awards for the year. The reported amounts take into account equity compensation awards made in prior years as well as for fiscal year 2007. Such amounts do not correspond to the actual value that will be recognized by the named executives.

Column (h): All amounts are attributable to changes in the present value of pension benefits from June 30, 2006 to July 1, 2007.

Column (i): Amounts include professional fees for financial advice, company matching contributions to 401(k) and nonqualified deferred compensation plans, premiums paid by the company for life insurance, dividends on restricted and deferred stock, and private use of the company plane by the CEO. Of these items, those exceeding $10,000 for a named executive officer include company matching contributions of $10,700 to the nonqualified deferred compensation plan for Mr. Shiely; life insurance premiums paid by the company totaling $29,800 for Mr. Shiely, $26,614 for Mr. Brenn, $26,800 for Mr. Savage and $12,350 for Mr. Reitman; and dividends on deferred stock of $13,464 for Mr. Shiely.

Each named executive has an employment agreement and a change in control agreement with the company. However, none of these agreements affected the compensation paid to the named executives for fiscal year 2007. All such compensation was calculated and paid pursuant to the company’s compensation and benefit plans.

Bonuses and Stock Awards

The following tables show cash and stock awards made to the named executives in fiscal year 2007, their outstanding equity awards at the end of fiscal year 2007, and the gains attributable to stock options they exercised during fiscal year 2007.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2007

			Estimated Future Payouts
			Under Non-Equity Incentive
			Plan Awards				Exercise or	Grant Date
	Action	Grant				All Other Option Awards:	Base Price of	Fair Value of
Name	Date	Date	Threshold	Target	Maximum	Number of Securities	Option Awards	Stock & Options
(a)	(b)	(b)	($) (c)	($) (d)	($) (e)	Underlying Options (#) (f)	($/Share) (g)	Awards ($) (h)

J.S. Shiely
Cash Bonus	4/18/06	8/14/07	$(937,500)	$937,500	$2,812,500
Stock Options	8/8/06	8/15/06				161,360	$29.865	$881,026

J.E. Brenn
Cash Bonus	4/18/06	8/14/07	(219,002)	219,002	657,006
Stock Options	8/8/06	8/15/06				37,930	29.865	207,098

T.J. Teske
Cash Bonus	4/18/06	8/14/07	(375,336)	375,336	1,126,008
Stock Options	8/8/06	8/15/06				59,570	29.865	325,252

T.R. Savage
Cash Bonus	4/18/06	8/14/07	(219,002)	219,002	657,006
Stock Options	8/8/06	8/15/06				37,990	29.865	207,425

W.H. Reitman
Cash Bonus	4/18/06	8/14/07	(184,498)	184,498	553,494
Stock Options	8/8/06	8/15/06				22,570	29.865	123,232

Column (b): For bonus awards, the Action Date is the day the Compensation Committee approved the participants in the EVA Incentive Compensation Plan and their performance factors and target incentive awards for fiscal year 2007. The Grant Date is the day the Compensation Committee

reviewed and approved final bonus calculations with respect to fiscal year 2007. For stock awards, the Action Date is the day the Compensation Committee reviewed proposed incentive compensation awards and approved the date for awarding restricted stock, deferred stock and stock options. The Grant Date is the day these awards were made, which was the first day of the first open window period following the Action Date.

Columns (c) thru (e): The amounts in these columns were calculated for each executive without taking into account his Bonus Bank balance carried over from the preceding fiscal year. The Threshold is the deduction from an executive’s Bonus Bank balance that would occur if the company performance factor is minus 1, the Target is the bonus the executive would receive if the company performance factor is 1, and the Maximum is the sum of the bonus the executive would receive for the year and the additional amount that would be credited to the executive’s Bonus Bank balance. Each named executive had a negative Bonus Bank balance at the start of fiscal year 2007, and the negative balance was further increased at the end of the year due to a negative company performance factor for fiscal year 2007.

Columns (f) thru (h): Each named executive received stock options in August 2006 in an amount equal to his Target Incentive Award (as defined in the CD&A) with respect to the completed fiscal year 2006. The grant date fair value of the options was determined using the Black-Scholes model. The options were awarded on August 15, 2006 at an exercise price of 110% of the fair market value of the company’s common stock on that date. The assumptions made in the valuation of the options include an exercise price of $29.865 per share, a fair market value of the stock on the grant date of $27.15, an option term of five years, an interest rate of 4.95%, a monthly stock price volatility of 27.4%, and cumulative dividends of $0.88 per share paid in the year prior to the grant.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END

	Option Awards				Stock Awards

	No. of Securities	No. of Securities
	Underlying	Underlying			No. of Shares	Market Value of
	Unexercised	Unexercised			or Units of	Shares or Units
	Options	Options	Option	Option	Stock That	of Stock That
Name	Exercisable	Unexercisable	Exercise Price	Expiration Date	Have Not Vested	Have Not Vested
(a)	(#) (b)	(#) (c)	($/Share) (d)	(e)	(#) (f)	($) (g)

J.S. Shiely	22,000		$23.110	8/3/07	15,582	$491,768
	92,540		24.595	8/7/08
	79,920		23.345	8/13/09
	242,240		30.440	8/15/13
		348,560	36.680	8/13/14
		105,721	38.830	8/16/10
		161,360	29.865	8/15/11

J.E. Brenn	41,680		24.595	8/7/08	6,000	189,360
	19,920		23.345	8/13/09	3,827	120,780
	45,940		30.440	8/15/13
		83,020	36.680	8/13/14
		25,910	38.830	8/16/10
		37,930	29.865	8/15/11

T.J. Teske	5,474		23.110	8/3/07	6,000	189,360
	18,180		24.595	8/7/08	4,155	131,132
	9,740		23.345	8/13/09
	22,780		30.440	8/15/13
		55,600	36.680	8/13/14
		20,264	38.830	8/16/10
		59,570	29.865	8/15/11

T.R. Savage	5,474		23.110	8/3/07	6,000	189,360
	45,720		24.595	8/7/08	3,662	115,573
	19,980		23.345	8/13/09
	46,420		30.440	8/15/13
		83,700	36.680	8/13/14
		26,202	38.830	8/16/10
		37,990	29.865	8/15/11

W.H. Reitman	3,060		24.595	8/7/08	2,046	64,572
	15,160		23.345	8/13/09
	31,960		30.440	8/15/13
		38,040	36.680	8/13/14
		12,166	38.830	8/16/10
		22,570	29.865	8/15/11

Column (b): Options that expire in 2007 vested on August 3, 2003; options that expire in 2008 vested on August 7, 2004; options that expire in 2009 vested on August 13, 2005; and options that expire in 2013 vested on August 15, 2006.

Column (c): Options that expire in 2014 vested on August 13, 2007; options that expire in 2010 will vest on August 16, 2008; and options that expire in 2011 will vest on August 15, 2009.

Column (f): Restricted stock awarded in 2003 will vest on August 15, 2008; and restricted and deferred stock awarded in 2005 will vest on August 16, 2010.

Column (g): Based on the $31.56 per share closing price of a share of the company’s common stock as of the last business day of fiscal year 2007.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2007

	Option Awards		Stock Awards
	No. of		No. of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

J.S. Shiely	38,000	$241,060	0	0
J.E. Brenn	0	0	0	0
T.J. Teske	16,986	141,439	0	0
T.R. Savage	14,286	131,831	0	0
W.H. Reitman	3,074	17,504	0	0

Pensions and Other Benefits

The company provides officers with pension benefits under a defined benefit retirement plan and a supplemental retirement plan. The increase in the value of these benefits that occurred during fiscal year 2007 for each named executive is shown in the following table.

PENSION BENEFITS FOR FISCAL YEAR 2007

		Number	Present	Payments
		of Years	Value of	During
		Credited	Accumulated	Last
	Plan	Service	Benefit	Fiscal Year
Name	Name	(#)	($)	($)

J.S. Shiely	B&S Retirement Plan		$1,081,000
	B&S Supplemental Executive Ret. Plan		3,322,000
	Total	21.119	4,403,000	0

J.E. Brenn	B&S Retirement Plan		1,319,000
	B&S Supplemental Executive Ret. Plan		1,652,000
	Total	28.930	2,971,000	0

T.J. Teske	B&S Retirement Plan		130,000
	B&S Supplemental Executive Ret. Plan		197,000
	Total	11.095	327,000	0

T.R. Savage	B&S Retirement Plan		576,000
	B&S Supplemental Executive Ret. Plan		869,000
	Total	15.292	1,445,000	0

W.H. Reitman	B&S Retirement Plan		280,000
	B&S Supplemental Executive Ret. Plan		228,000
	Total	14.379	508,000	0

The amounts in the preceding table show the present value of accumulated benefits as of July 1, 2007. The amounts were calculated using male mortality rates for 2000 and a discount rate of 6.35%. Material assumptions used in determining values include that the beneficiaries receive life only annuities at the earliest age at which unreduced benefits are payable (age 62 or 30 years of service), and that no beneficiary dies prior to retirement. For more detailed assumptions used in this calculation see page 15 under Defined Benefit Plans. As CEO, Mr. Shiely received one year of additional credited service on July 1, 2007 in accordance with an amendment to the company’s supplemental executive retirement plan that was approved by the Board of Directors in August 2003. The value of this additional year of credited service is $201,000. Mr. Shiely will receive one year of additional credited service on each of July 1, 2008, 2009, 2010 and 2011 as an incentive to encourage his retention as CEO. No other officers have received such benefits.

* * * * *

The following table shows contributions and earnings during fiscal year 2007 and fiscal year-end balances in the company’s nonqualified deferred compensation plan for each named executive. An executive may defer under the plan up to 30% of his or her salary and bonus, reduced by any deferrals under the company’s 401(k)plan. Distributions are made in 10 annual installments beginning on the later of a participant’s retirement or age 62.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2007

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance
	in Last	in Last	in Last	Withdrawals/	at Last
Name	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Fiscal Year End
(a)	($) (b)	($) (c)	($) (d)	($) (e)	($) (f)
J.S. Shiely	$21,400	$10,700	$44,856	0	$720,235
J.E. Brenn	63,400	4,325	30,756	0	528,207
T.J. Teske	14,900	7,450	2,935	0	60,422
T.R. Savage	23,250	4,325	17,310	0	290,590
W.H. Reitman	5,200	2,600	4,165	0	70,623

Column (b): Amounts reported as executive contributions are included in the Salary column of the Summary Compensation Table.

Column (c): The company contributes an amount equal to 50% of the executive’s contributions under the plan, subject to a maximum company contribution of 3% of the executive’s salary and bonus. Amounts reported as Registrant Contributions are included in the Other Compensation column of the Summary Compansation Table.

Column (f): Account balances at the start of a quarter accrue interest at the end of the quarter at a rate equal to 80% of the US Bank prime lending rate on the last day of the quarter.

AGREEMENTS WITH EXECUTIVES

The company has an employment agreement and a change in control agreement with each officer, including the executives named in the Summary Compensation Table. The principal terms of these agreements are described below.

Employment Agreements. Each officer has a two-year employment agreement with the company. The agreement automatically extends for an additional year each January 1 unless either party gives a 30-day notice that the agreement will not be renewed.

Under the agreement, the officer agrees to perform the duties that may be assigned by the company from time to time. The officer also agrees for a period of two years following termination of employment for any reason to keep company information confidential, not to compete with the company and not to solicit the company’s employees for employment. The company agrees to pay the officer a salary of not less than that of the previous year and to provide fringe benefits that are provided to all other salaried employees in comparable positions. In the event of a termination other than for cause, the officer’s salary and fringe benefits (but not bonus or long-term incentive compensation) are continued for the remaining term of the agreement.

Assuming the executives named in the Summary Compensation Table were terminated other than for cause on June 29, 2007 (the last business day of fiscal year 2007), each executive would have been entitled to continue to receive a base salary through December 31, 2008 and the same medical plan coverage that would have been available to other salaried employees. The aggregate amount of the salary continuation payments that would have been made to each executive are: Mr. Shiely $1,417,500, Mr. Brenn $552,000, Mr. Teske $709,500, Mr. Savage $552,000 and Mr. Reitman $465,000. The value of continued medical plan coverage for each executive would be $12,210.

The employment agreements terminate upon an officer’s death or disability. In the event of an officer’s disability, the officer will continue to receive compensation for six months following termination, reduced by any disability payments which the officer is entitled to receive. The payments that would have been made to each executive, assuming a termination for disability on June 29, 2007 are as follows: Mr.Shiely $472,500, Mr. Brenn $184,000, Mr. Teske $236,500, Mr. Savage $184,000 and Mr. Reitman $155,000.

The officers are not entitled to a death benefit under the employment agreement, but the company’s executive life insurance plan provides a death benefit equal to two times the officer’s annual base salary. The death benefits that would have been paid with respect to each executive, assuming the executive died on June 29, 2007, are as follows: Mr. Shiely $1,890,000, Mr. Brenn $736,000, Mr. Teske $946,000, Mr.Savage $736,000 and Mr. Reitman $620,000.

An officer’s termination due to death or disability results in the immediate vesting of all stock options, restricted stock and deferred stock. Restricted stock and deferred stock are not forfeited in the event of an officer’s retirement, but continue to vest in accordance with the terms of the grants to which they relate. An executive who retires may request that the compensation committee vest the executive’s options upon retirement, and such request is normally granted. The value of the unvested stock options, restricted stock and deferred stock for each executive as of July 29, 2007 was Mr. Shiely $816,587, Mr. Brenn $388,821, Mr. Teske $441,683, Mr. Savage $383,145 and Mr. Reitman $109,966 (based upon the assumptions used to calculate change in control payments).

Change in Control Agreements. Each officer also has a change in control agreement with the company. The agreement becomes effective upon a defined change in control of Briggs & Stratton, or if the officer’s employment is terminated upon or in anticipation of such a change in control, and automatically supersedes any existing employment agreement. A change in control is defined to mean the acquisition of 20 percent or more of the company’s voting securities by any person in certain circumstances, replacement of a majority of the directors of the company in certain circumstances, shareholder approval and consummation of certain mergers, or a liquidation or sale of the company’s assets.

The change in control agreement ensures the continuation of each officer’s employment following a change in control on a basis equivalent to the officer’s employment immediately prior to such change in terms of position, duties, compensation and benefits, as well as specified payments upon termination following a change in control. If during the employment term (three years from the change in control) the officer is terminated other than for cause or if the officer voluntarily terminates his or her employment for good reason or during a 30-day window period one year after a change in control, the officer is entitled to specified severance benefits. These benefits consist of:

(1)          a lump sum equal to the officer’s accrued salary and bonus for the current year, plus three times the officer’s current annual salary and highest annual bonus (which is the greater of the most recent annual bonus received by the officer and the average of top three bonuses received by the officer over the past five years),

(2)           the present value of a three-year enhancement of service under the Retirement Plan and Supplemental Executive Retirement Plan,

(3)           continuation of benefits for three years after termination of employment under the company’s welfare benefit plans, including without limitation medical, prescription, dental, disability, salary continuance, employee life, group health, accidental death and travel insurance,

(4)           outplacement services selected by the officer,

(5)           any benefits the officer is eligible to receive under any other plan, program, policy, practice or contract of the company,

(6)           a “gross-up” payment that will reimburse the officer for any amounts paid under federal excise taxes, and

(7)           immediate vesting of all outstanding stock options, restricted stock and deferred stock pursuant to the company’s Incentive Compensation Plan upon a change in control.

If the change in control agreements had become effective on June 29, 2007, the officers named in the Summary Compensation Table would have been entitled to receive the following amounts:

CHANGE IN CONTROL PAYMENTS

					Early
	Severance	Pension	Outplacement	Tax	Stock	Other
Name	Payment	Enhancements	Services	Gross Up	Vesting	Benefits	Total
J.S. Shiely	$5,271,735	$597,000	$12,000	$2,797,382	$816,587	$322,170	$9,816,874
J.E. Brenn	1,655,142	308,000	12,000	1,018,892	388,281	155,418	3,537,733
T.J. Teske	1,826,616	89,000	12,000	1,087,900	441,683	110,439	3,567,638
T.R. Savage	1,660,299	284,000	12,000	1,025,219	383,145	156,066	3,520,729
W.H. Reitman	1,226,883	106,000	12,000	605,317	109,966	107,445	2,167,611

The Pension Enhancement values in the preceding table show the increase in the present value of each named executive’s accumulated retirement benefit under the company’s non-qualified retirement plan if a defined change of control had occurred on June 29, 2007. The valuation assumes a three-year addition to each executive’s credited years of service, survival of each executive until he reaches the earlier of age 62 or 30 years of service, and payment of a life-only annuity. The valuation is based on male mortality tables for 2000 and a discount rate of 6.25%.

In the Early Stock Vesting column the value of accelerating the exercise date of stock options was determined only with respect to options that were not exercisable on June 29, 2007 but were in the money on that date. The number of such options was multiplied by the difference between the market price of the stock on June 29, 2007 and the exercise price of the options. The value of accelerating the vesting date of restricted and deferred stock was calculated by multiplying the number of such shares that were subject to restrictions on June 29, 2007 by the fair market value of the company’s common stock on that date.

The amounts in the Other Benefits column consist of the following for each of the executives named in the Summary Compensation Table:

	Deferred	Life	Financial	Medical	Company
	Compensation	Insurance	Planning	Insurance	Plane (1)	Total
J.S. Shiely	$55,350	$89,400	$15,000	$24,420	$138,000	$322,170
J.E. Brenn	36,156	79,842	15,000	24,420	0	155,418
T.J. Teske	45,864	25,155	15,000	24,420	0	110,439
T.R. Savage	36,246	80,400	15,000	24,420	0	156,066
W.R. Reitman	30,975	37,050	15,000	24,420	0	107,445

(1)Under the company’s aircraft policy Mr. Shiely is allowed a limit of 20 hours per calendar year for private use of the company plane. The amount listed above represents the estimated incremental cost to the Company for three years of benefits under this policy.

DIRECTOR COMPENSATION

Each nonemployee director receives an annual retainer fee of $40,000 payable in cash, an annual award of 400 shares of Briggs & Stratton common stock not subject to any vesting requirements, premium-priced options to buy 4,000 shares of Briggs & Stratton common stock, a fee of $1,500 for each Board or Committee meeting attended, and a fee of $250 for participating in any written consent resolution. The stock options have an exercise price equal to 110% of the fair market value of the company’s stock on the grant date, become exercisable three years after the grant date and expire five years after the grant date, except that the Board has authority to accelerate the exercise date in the event of the director’s death or retirement. The Chairs of the Audit, Compensation and Nominating & Governance Committees receive an additional annual retainer fee of $5,000.

Under the Deferred Compensation Plan for Directors, any nonemployee director may elect to defer receipt of all or a portion of his or her director’s compensation until any date but no later than the year in which the director attains the age of 73 years. Participants may elect to have cash deferred amounts (1) credited with interest quarterly at 80% of the prevailing prime rate, or (2) converted into common share units based on the deferral date closing price of Briggs & Stratton’s common stock. Shares of Briggs & Stratton common stock that are deferred will be credited to a common stock account. Any balance in either the common share unit account or the common stock account will be credited with an amount equivalent to any dividend paid on Briggs & Stratton’s common stock, which will be converted into additional common share units. Common share units may be distributed in cash or stock at the election of the directors. The balance in the common stock account will be distributed in shares of Briggs & Stratton common stock. All other distributions will be paid in cash. Nonemployee directors are also provided with $150,000 of coverage under Briggs & Stratton’s Business Travel Accident Plan while on corporate business.

Nonemployee directors are encouraged to use company products to enhance their understanding and appreciation of the company’s business. Each such director may purchase at retail up to $10,000 annually of company products and products powered by the company’s engines. The company reimburses directors for the purchase price of these products and also pays directors the applicable tax liability associated with the reimbursement. The amount of the reimbursement and tax payment is included in the director’s taxable income.

The following table shows the compensation paid by the company in fiscal year 2007 to each director who is not named in the Summary Compensation Table.

					Change in
					Pension
					Value and
	Fees			Non-Equity	Nonqualified
	Earned or			Incentive	Deferred	All
	Paid in	Stock	Option	Plan	Compensation	Other
Name	Cash	Awards	Awards	Compensation	Earnings	Compensaton	Total
(a)	($) (b)	($) (c)	($) (d)	(e)	(f)	($) (g)	($) (h)
W.F. Achtmeyer	$64,000	$10,860	$56,875	0	0	$8,936	$140,671
M.E. Batten	67,500	10,860	57,984	0	0	12,544	148,888
D.L. Burner	64,500	10,860	57,984	0	0	3,067	136,411
M.K. Bush	67,000	10,860	16,498	0	0	1,056	95,414
K.R. McLoughlin	24,500	0	0	0	0	0	24,500
R.J. O’Toole	70,500	10,860	57,984	0	0	2,640	141,984
C.I. Story	68,500	10,860	57,984	0	0	2,640	139,984
B.C. Walker	65,500	10,860	57,984	0	0	2,809	137,153

Column (b): Fees include an annual retainer of $40,000, a fee of $1,500 for each Committee and Board meeting attended, and a fee of $5,000 to Committee Chairmen.

Column (c): A stock award of 400 shares of the company’s common stock is made annually to each director. The assumptions used to determine the valuation of the awards are discussed in note 11 to the consolidated financial statements.

Column (d): Amounts are the expenses recorded in the company’s 2007 financial statements for stock options awarded for that year and for prior years. An option award of 4,000 shares of the company’s common stock is made annually to each director. The FAS 123R value on date of grant was $21,840. Outstanding option awards held by the above directors are: Messrs. Achtmeyer 18,000 shares; Batten 22,000 shares; Burner 22,000 shares; O’Toole 22,000 shares; Story 22,000 shares; Walker 22,000 shares and Ms. Bush 8,000 shares. The assumptions used to determine the valuation of the awards are discussed in note 11 to the consolidated financial statements.

Column (g): Includes payments made to each director to reimburse the purchase of company products and the related federal tax liability.

Equity Compensation Plan Information

The following table gives aggregate information under all equity compensation plans of Briggs & Stratton as of July 1, 2007.

Number of securities
		Weighted average	remaining available for
	Number of securities to	exercise price of	future issuance under
	be issued upon exercise	outstanding	equity compensation plans
	of outstanding options,	options, warrants	(excluding securities
Plan Category	warrants and rights	and rights	reflected in 1st column)
Equity compensation plans approved by security holders	3,491,546 (1)	$32.07	7,008,032(2)

Equity compensation plans not approved by security holders	-	n/a	-

Total	3,491,546	$32.07	7,008,032

(1)               Represents options, restricted stock and deferred stock granted under Briggs & Stratton’s Stock Incentive Plan and Incentive Compensation Plan. Of this amount, 2,663,310 were awarded under the Briggs & Stratton Stock Incentive Plan, which terminated effective October 29, 2004. The remaining 828,236 awards were granted under the Briggs & Stratton Incentive Compensation Plan, which was approved by shareholders, effective October 29, 2004.

(2)               Represents securities available for future issuance under the Briggs & Stratton Incentive Compensation Plan. Under the Briggs & Stratton Stock Incentive Plan, no securities remain available for future issuance.

ANNUAL REPORT TO THE SECURITIES AND EXCHANGE
COMMISSION ON FORM 10-K

Briggs & Stratton is required to file an annual report on Form 10-K with the Securities and Exchange Commission. A copy of Form 10-K for the fiscal year ended July 1, 2007 accompanies this Proxy Statement. Requests for additional copies should be directed to Carole Ford, Shareholder Relations, Briggs & Stratton Corporation, P.O. Box 702, Milwaukee, Wisconsin 53201.

SHAREHOLDER PROPOSALS

Proposals that shareholders intend to present at the 2008 annual meeting must be received at Briggs & Stratton’s principal executive offices no earlier than July 4, 2008 and no later than July 29, 2008, in order to be presented at the meeting and must be in accordance with the requirements of the Bylaws of Briggs & Stratton. Shareholder proposals must be received by May 15, 2008 to be considered for inclusion in the proxy material for that meeting under the SEC’s proxy rules.

BY ORDER OF THE BOARD OF DIRECTORS
BRIGGS & STRATTON CORPORATION

Robert F. Heath, Secretary

Wauwatosa, Wisconsin
September 12, 2007

BRIGGS & STRATTON CORPORATION PROXY/VOTING INSTRUCTIONS FOR ANNUAL MEETING OF SHAREHOLDERS - OCTOBER 17, 2007	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints each of JOHN S. SHIELY and ROBERT F. HEATH, with power of substitution, attorneys and proxies, to vote all shares votable by the undersigned at the shareholders’ annual meeting of Briggs & Stratton Corporation and at any adjournments. The meeting will be held in Atlanta, GA on October 17, 2007 at 9:00 a.m. Eastern Daylight Time. My voting directions are on the reverse side of this proxy. I revoke any proxy previously given.

This proxy, when properly executed, will be voted in the manner directed. If no direction is made, the proxy will be voted by the proxies named “FOR” proposals 1 and 2 and in their discretion on any other matters properly brought to a shareholder vote at the meeting.

If the undersigned holds Briggs & Stratton shares in Briggs & Stratton Corporation’s 401(k) Plans or Dividend Reinvestment Plan, this proxy constitutes voting instructions for any shares so held.

(Continued and to be Signed on Reverse Side)

BRIGGS & STRATTON CORPORATION

P.O. Box 702, Milwaukee, WI 53201-0702

PROXY SOLICITATED ON BEHALF OF THE BOARD OF DIRECTORS

(SEE REVERSE SIDE)

BRIGGS & STRATTON CORPORATION ANNUAL MEETING

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF DIRECTORS
AND PROPOSAL 2.

(1)	Election of Three Directors: Nominees – William F. Achtmeyer; David L. Burner; Mary K. Bush
	☐ VOTE FOR all nominees listed above*		☐ VOTE WITHHELD from all nominees listed above
*To withhold authority to vote for any nominee, write the nominee’s name on the space below.

(2)	Ratification of PricewaterhouseCoopers LLP as the company’s independent auditor.
	☐ FOR	☐ AGAINST	☐ ABSTAIN

(3)	In the discretion of the appointed proxies on any other matters properly brought to a shareholder vote at the meeting, all as set forth in the Notice and Proxy Statement.

You are acknowledging receipt of the Notice and Proxy Statement by submitting your vote.

☐ I PLAN TO ATTEND THE MEETING.	Date	, 2007

Signature(s) in Box

Please sign exactly as your name appears, giving your full title if signing as attorney or fiduciary. If shares are held jointly, each joint owner should sign. If a corporation, please sign in full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.